Exhibit 5.1

KUTAK ROCK LLP suite 3000 1801 California Street denver, colorado 80202-2626 303-297-2400 Facsimile 303-292-7799 www.kutakrock.com	ATLANTA CHICAGO FAYETTEVILLE IRVINE KANSAS CITY LITTLE ROCK LOS ANGELES MINNEAPOLIS OKLAHOMA CITY OMAHA PHILADELPHIA RICHMOND SCOTTSDALE SPOKANE WASHINGTON, D.C. WICHITA

February 3, 2017

U.S. Energy Corp.

4643 S. Ulster Street, Suite 970

Denver, CO 80237

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for U.S. Energy Corp., a corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on February 3, 2017 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 1,000,000 shares (the “Warrant Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company, as subject to adjustment, issuable upon the exercise of warrants to purchase Common Stock (the “Warrants”), to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”). The Warrants were issued by the Company to the Selling Stockholders on December 20, 2016.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company). We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that before the Warrant Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s articles of incorporation is less than the number of Warrant Shares.

Kutak Rock LLP

February 3, 2017

The opinion set forth below is limited to the Wyoming Corporation Law.

Based on the foregoing, we are of the opinion that, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kutak Rock LLP

KUTAK ROCK LLP